Exhibit 10.3

Certain portions of this Exhibit have been redacted pursuant to Item 601(a)(6) of Regulation S-K and, where applicable, have been marked with “[_]” to indicate where such redactions have been made.

AMENDED AND RESTATED
PURCHASE AND CONTRIBUTION AGREEMENT
dated as of November 6, 2026
between
FERGUSON ENTERPRISES, LLC AND THE
VARIOUS SUBSIDIARIES LISTED ON SCHEDULE I HERETO FROM TIME TO TIME,
as Originators,
and
FERGUSON RECEIVABLES, LLC,
as PURCHASER

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SCHEDULE I	—	List of Originators

SCHEDULE II	—	Designated Excluded Receivables

SCHEDULE III	—	Schedule of Depositary Banks, Accounts and Lockboxes

EXHIBIT A	—	Credit and Collection Policy

EXHIBIT B	—	Form of Subordinated Note

EXHIBIT C	—	Form of Joinder Agreement

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Amended and Restated Purchase and Contribution Agreement
AMENDED AND RESTATED PURCHASE AND CONTRIBUTION AGREEMENT, dated as of November 6, 2026 (this “Agreement”), between FERGUSON ENTERPRISES, LLC, a Virginia limited liability company (“Ferguson”), THE VARIOUS SUBSIDIARIES OF FERGUSON LISTED ON SCHEDULE I HERETO FROM TIME TO TIME (with Ferguson, each, an “Originator” and collectively, the “Originators”), and FERGUSON RECEIVABLES, LLC, a Delaware limited liability company (the “Purchaser”).
Recitals
WHEREAS, the parties hereto are parties to a Purchase and Contribution Agreement, dated as of July 31, 2013 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing PCA”); and
WHEREAS, the parties hereto desire to amend and restate the Existing PCA as of the date hereof;
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
    Section 1.01.    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
“A&R Effective Date” shall mean November 6, 2026.
“Account” shall mean any Blocked Account, any Local Account or the Collection Account. Each Account shall be identified on Schedule III hereto, as amended from time to time with the consent of the Administrative Agent.
“Agreement” shall mean this Amended and Restated Purchase and Contribution Agreement, as the same may from time to time be amended, supplemented or otherwise modified.
“Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other Law of the United States or any member state of the European Union now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
“Available Funds” shall mean, on any date of determination, monies then held by or on behalf of the Purchaser after deduction of (a) all Aggregate Unpaids, if any, that are accrued and due and owing under the Receivables Purchase Agreement (together with the Aggregate Net Investment if such date of determination is on and after the Termination Date), (b) all Servicing Fees that are then accrued, and (c) in the Purchaser’s discretion, the accrued and unpaid portion of all current expenses of the Purchaser (whether or not then due and owing), in each of the foregoing cases, whether or not the same have actually been paid as of the time of determination.

“Blocked Account” shall mean an account, including a Lockbox Account, established and maintained at a Depositary Bank by the Purchaser into which Collections are received or deposited, which account is subject to a Blocked Account Agreement.
“Blocked Account Agreement” shall mean the “control” agreement related to each Blocked Account, in form and substance reasonably acceptable to the Administrative Agent, by and among the Purchaser, the Servicer, the Administrative Agent and the applicable Depositary Bank.
“Business Day” shall mean any day on which (i) banks are not authorized or required to close under the Laws of New York or (ii) a bond market holiday is not recommended by the Securities Industry and Financial Markets Association.
“Collections” shall mean, for any Receivable as of any date, all cash collections and other cash proceeds (whether in the form of cash, wire transfer, or checks) of that Receivable, including, without limitation, all finance charges, if any, and cash proceeds of the related property with respect to such Receivable, any Deemed Collections of such Receivable and any amounts received with respect to a Participation Interest in such Receivable.
“Contract” shall mean a contract between an Originator and an Obligor, and/or any and all invoices and other writings which, in either case, give rise to a receivable arising from the sale by an Originator of goods or rendering of services in the ordinary course of such Originator’s business.

“Credit and Collection Policy” shall mean the Servicer’s credit, collection, enforcement and other policies and practices relating to Contracts and Receivables existing on the date hereof and as set forth on Exhibit A hereto, as the same may be modified from time to time.
“Deemed Collections” shall mean collections deemed received by an Originator in an amount equal to (i) all Dilutions and (ii) the aggregate Outstanding Balance of any Receivables (a) which were included in the Net Receivables Balance and which were not Eligible Receivables, (b) in which the Administrative Agent does not have a first priority perfected ownership or security interest or (c) as to which the other representations and warranties set forth in Sections 5.01(b), (c), (d) and (e) and made by an Originator or the Servicer are no longer true and correct in all material respects (or, if made as of a particular date, were not true and correct in all material respects as of such date).
“Default Rate” shall mean the Alternate Base Rate (excluding clause (iii) of that definition on and after the occurrence of a Benchmark Transition Event) plus 2.0% per annum.
“Depositary Bank” shall mean, at any time, any financial institution reasonably acceptable to the Administrative Agent which holds an Account.
“Designated Person” shall mean any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country that is subject to any Sanctions.
“Dilution” shall mean the portion of any Receivable which is reduced or canceled as a result of (i) any defective, rejected, returned or repossessed goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract, (ii) any change in or cancellation of any of the terms of such Contract or any other adjustment by an Originator which reduces the amount payable by the Obligor on the related Receivable, (iii) any rebates, warranties, allowances or charge-backs, or (iv) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction). An Originator shall be deemed to have received a Collection in an amount equal to the amount of such Dilution of each Receivable on the day such Dilution occurs.
“Discount Factor” means a percentage calculated to provide the Purchaser with a reasonable return on its investment in the Receivables acquired from an Originator after taking into account (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to the Purchaser of financing its investment in, or servicing and collecting, such Receivables during such period and (ii) the risk of nonpayment by the Obligors. An Originator and the Purchaser may agree from time to time to change the Discount Factor applicable to Purchases by and from such Originator based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period commencing no earlier than the last day of the current Calculation Period, and shall apply only prospectively.
“Distribution Date” shall mean the second (2nd) Business Day after each Monthly Report Date.
“Excluded Receivables” shall mean (i) the indebtedness and payment obligations owed by Obligors arising in connection with the sale of merchandise or rendering of services by the divisions of Ferguson known as “Lincoln Products/Ferguson Parts and Packaging” and “Ferguson International”, (ii) on and after November 10, 2025, the indebtedness and payment obligations owed by Bristol Meyers Squibb to Ferguson arising in connection with the sale of merchandise or rendering of services by Ferguson, (iii) Designated Excluded Receivables, and (iv) Acquisition Receivables.
“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.
“Federal Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended, and any successor statute thereto.
“Indemnified Parties” shall have the meaning specified in Section 8.01(a) hereof.
“Joinder Agreement” shall mean the agreement signed by a new Originator in substantially the form of Exhibit C hereto.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.
“Lien,” with respect to any asset, shall mean any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset).

“Local Account” shall mean a deposit account established and maintained by a Depositary Bank in the name of an Originator into which account Obligor payments with respect to Receivables as well as payments on cash sales generated by such Originator are deposited.
“Lockbox” shall mean a post office box to which Collections are sent and which is administered by a Depositary Bank.
“Lockbox Account” shall mean an account maintained in the name of the Purchaser at a Depositary Bank into which Collections are deposited.
“Obligor” shall mean a Person who purchased merchandise or services on credit under a Contract and who is obligated to make payments to an Originator.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.
“Original Closing Date” shall mean July 31, 2013.
“Originator” shall mean Ferguson and each of its Subsidiaries listed on Schedule I hereto from time to time.
“Outstanding Balance” of any Receivable shall mean, at any time, the then outstanding amount thereof.
“Participation Interest” means, with respect to any Reassigned Receivable, a 100% undivided beneficial interest in the applicable Originator’s right, title and interest, whether now owned or hereafter arising, in, to and under such Receivable and all Related Security and Collections with respect thereto.
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
“Permitted Liens” shall mean, on any day, any Liens (i) securing the obligations of any Originator in connection with inventory financing and (ii) of a consignor in its consigned goods (and proceeds thereof) in the ordinary course of business, which in the aggregate for all Originators of clauses (i) and (ii) do not exceed 0.25% of the aggregate Outstanding Balance of Receivables on such day.
“Proceeds” shall mean “proceeds” as defined in the Uniform Commercial Code as in effect in the jurisdiction whose Law governs the perfection of the Purchaser’s ownership or security interests therein.
“Purchase” shall mean a purchase by the Purchaser of Receivables, Related Security and Collections hereunder, including, without limitation, Receivables as to which a portion of the related Purchase Price is paid by means of a contribution of Receivables by Ferguson to the Purchaser’s capital.
“Purchase Date” shall mean the Original Closing Date (or in the case of any Originator which becomes a party hereto after the Original Closing Date, the day on which such Originator becomes a party hereto pursuant to Section 3.02) and each day thereafter on which Receivables arise.
“Purchase Price” shall have the meaning set forth in Section 2.02(a) hereof.
“Purchase Price Credit” shall have the meaning set forth in Section 2.03 hereof.
“Purchase Termination Event” shall have the meaning set forth in Section 7.01 hereof.
“Reassigned Receivable” shall have the meaning specified in Section 2.01A hereof.
“Receivable” shall mean all indebtedness and any payment obligations of any Obligor owed to an Originator arising from the sale of goods from the sale of merchandise or rendering of services by such Originator under a Contract, including all rights to payment of any interest or finance charges and any security related thereto. “Receivables” shall not include Excluded Receivables.
“Receivables Purchase Agreement” shall mean the Amended and Restated Receivables Purchase Agreement dated as of November 6, 2026, by and among Ferguson Receivables, LLC, as seller, Ferguson, as servicer and originator, the Originators party thereto from time to time, the Conduit Purchasers listed on Schedule I thereto from time to time, the Committed Purchasers listed on Schedule I thereto from time to time, the LC Banks listed on Schedule III thereto from time to time, the Facility Agents listed on

Schedule I thereto from time to time, Royal Bank of Canada, as administrative agent, and Ferguson Enterprises Inc., as provider of the Parent Undertaking, as the same may from time to time be amended, supplemented or otherwise modified.
“Records” shall mean correspondence, memoranda, computer programs, tapes, discs, reports, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine readable language; provided that any intellectual property (such as software) or rights therein that are not permitted by applicable Law or contract to be assigned shall not be included herein.
“Related Security” shall mean with respect to any Receivable:
    (a)    all Contracts with respect to such Receivable (other than any parts of such Contracts to the extent they relate to Excluded Receivables);
    (b)    all of the applicable Originator’s interest, if any, in the goods (including returned goods) sold by such Originator and which gave rise to such Receivable;
    (c)    all other security interests or Liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;
    (d)    all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise (other than any parts of such supporting agreements or arrangements to the extent they relate to Excluded Receivables);
    (e)    all Records relating to, and all service contracts and any other contracts associated with, such Receivable, the related Contracts or the related Obligors (other than any parts of such Records to the extent they relate to Excluded Receivables); and
    (f)    all Proceeds of the foregoing.
“Responsible Officer” shall mean, with respect to each Originator, the chief executive officer, the president, the chief financial officer or treasurer of such Originator and any other Person designated as a Responsible Officer by any such officers, as such Originator may from time to time notify the Purchaser.

“Subordinated Loan” shall mean a subordinated revolving loan from an Originator to the Purchaser which is evidenced by the Subordinated Note.
“Subordinated Note” shall mean a subordinated promissory note in the form of Exhibit B hereto issued by the Purchaser to an Originator, as the same may be amended or supplemented from time to time.
“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.
    Section 1.02.    Other Defined Terms.     Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Receivables Purchase Agreement.
    Section 1.03.    Interpretation and Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and references to the part include the whole and the words “include”, “includes” and “including” shall be deemed followed by “without limitation”. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection, exhibit and schedule references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York from time to time shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.

ARTICLE II

PURCHASES AND SETTLEMENTS
    Section 2.01.    General Terms; Intent of the Parties. (a) On each Purchase Date, in consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, each Originator does hereby sell to the Purchaser, without recourse (except to the extent expressly provided herein), and the Purchaser does hereby purchase from such Originator, all of such Originator’s right, title and interest in and to the Receivables originated by such Originator, the Related Security, Collections and all Proceeds of each of the foregoing (other than any such assets contributed to the Purchaser pursuant to Section 2.01(d) below), in each case, whether now existing or hereafter arising or acquired.
    (b)    The Receivables arising after the initial Purchase Date and while no Purchase Termination Event exists shall be deemed to have been sold by each Originator to the Purchaser immediately (and without further action by any Person) upon the creation of such Receivable by such Originator. Receivables arising while a Purchase Termination Event exists shall not be deemed to have been sold by any Originator to the Purchaser unless and until the first day thereafter on which no Purchase Termination Event exists. The Related Security and Collections with respect to each Receivable (and Proceeds of such Receivable, Related Security and Collections) shall be sold at the same time as such Receivable together with all related Proceeds received thereon.
    (c)    It is the intention of the parties hereto that each conveyance of Receivables made under this Agreement shall constitute an outright “sale of accounts” or “sale of general intangibles” (as such terms are used in Article 9 of the UCC) or other transfer, in each case which is absolute and irrevocable and shall provide the Purchaser with the full benefits of ownership of the Receivables and the associated Related Security, Collections and Proceeds. Each conveyance of Receivables hereunder is made without recourse to the applicable Originator and without any warranty of collectability or unconventional warranty; provided, however, that (i) each Originator will be liable to the Purchaser for all representations, warranties, covenants and indemnities made by such Originator to the Purchaser pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such conveyance does not constitute and is not intended to result in an assumption by the Purchaser or any assignee thereof of any obligation of such Originator or any other Person arising in connection with the Receivables, the associated Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the conveyances of Receivables made hereunder shall constitute outright sales or, in the case of Ferguson, contributions, of such Receivables rather than loans secured thereby, each Originator agrees that it will, on or prior to the applicable initial Purchase Date, mark its Records to indicate that the Receivables have been sold or contributed.
    (d)    On the initial Purchase Date, Ferguson contributed Receivables generated by it having an aggregate Outstanding Balance of $200,000,000.00, together with associated Related Security, Collections and Proceeds, to the Purchaser’s capital. Thereafter, on each Purchase Date, Ferguson, at its option, contributed or may contribute, as applicable, to the Purchaser’s capital, in lieu of selling, Receivables originated by Ferguson and all associated Related Security, Collections and Proceeds, and any such contribution is made with the intention that each such contribution, if any, will be made with the same intentions as are set forth in Section 2.01(c) above. Except as provided in Section 2.02(a)(3), the Purchaser hereby acknowledges that Ferguson shall have no obligations to make capital contributions to Purchaser in respect of Ferguson’s equity interest in Purchaser or otherwise in order to provide funds to pay the Purchase Price to Ferguson under this Agreement or for any other reason.
    Section 2.01A.    Certain Reconveyances. If Ferguson, as Servicer of the Receivables under the Receivables Purchase Agreement, determines in its reasonable judgment that (i) the filing of a mechanics lien or the making of a claim on a payment bond is necessary or advisable in order to collect a Receivable that is due from an Obligor, (ii) it desires to recover any sales or similar tax paid with respect to a Receivable, or (iii) legal action against an Obligor of a Receivable is necessary or desirable in order to collect on such Receivable, Ferguson shall notify the Purchaser and the Originator which originated such Receivable and shall prepare the necessary documentation for filing and pursuing such lien, claim, tax refund or legal action for, and on behalf of, such Originator. Immediately prior to the execution of such documentation, and without any further action hereunder, the Purchaser shall be deemed to have sold all of its right, title and interest in and to such Receivable to such Originator (immediately following the Purchaser’s purchase thereof from the Administrative Agent pursuant to the Receivables Purchase Agreement) (each such Receivable, a “Reassigned Receivable”) and such Originator shall be deemed to have repurchased such Receivable for a purchase price equal to a Participation Interest in such Reassigned Receivable (which such Originator shall be deemed to have sold), which shall entitle the Purchaser to receive from such Originator (by deposit into the Concentration Account or other Account subject to a Blocked Account Agreement) all Collections subsequently received with respect to such Reassigned Receivable, but only to the extent actually received. Notwithstanding the foregoing, no further reconveyances of Receivables by the Purchaser to any Originator shall be permitted during any period when Receivables are not permitted to be reassigned under Section 2.01A of the Receivables Purchase Agreement.

    Section 2.02.    Purchase Price. (a) The purchase price (the “Purchase Price”) for the Receivables, Related Security, Collections and Proceeds payable on each Purchase Date to each Originator shall be equal to 100% of the aggregate Outstanding Balance of the Receivables conveyed by such Originator on that date multiplied by the Discount Factor. Each Originator and the Purchaser have each determined the Purchase Price payable on each Purchase Date approximates the fair value of the Receivables, Related Security, Collections and Proceeds sold by such Originator on such Purchase Date. Such Purchase Price will be payable in full by the Purchaser to such Originator on the related Purchase Date, and shall be paid to such Originator in the following manner:
    (1)    first, by delivery of immediately available funds, to the extent of the Available Funds;
    (2)    second, if such Originator has requested a Letter of Credit pursuant to Section 2.05, by the Purchaser’s requesting and delivering such Letter of Credit; and
    (3)    third, by increasing the amount of the applicable Subordinated Loan, so long as the aggregate principal amount of such Subordinated Loan, together with the aggregate principal amount of all Subordinated Loans owed by the Purchaser, does not cause the Purchaser’s tangible net worth to be less than 6% of the aggregate Outstanding Balance of the Receivables then owned by the Purchaser.
    (b)    Subject to the limitations set forth in Section 2.02(a)(3), each Originator irrevocably agrees to make each increase in the amount of the Subordinated Loan owing to it as contemplated in Section 2.02(a)(3), so long as no Purchase Termination Event exists. The Subordinated Loan owing to each Originator will be evidenced by, and shall be payable in accordance with the terms and provisions of the related Subordinated Note and any cash repayment of such Subordinated Loan shall be payable solely from Available Funds at the time of each such payment. Each Originator is hereby authorized by the Purchaser to maintain a record with respect to the related Subordinated Note, evidencing the date and amount of each increase in such Subordinated Loan thereunder, as well as the date of each payment with respect thereto, provided that the failure to maintain such a record shall not affect any obligation of the Purchaser thereunder.
    (c)    Although the Purchase Price for each Purchase of Receivables, Related Security, Collections and Proceeds shall be due and payable in full by the Purchaser to the applicable Originator on each Purchase Date on which Receivables are purchased from such Originator, settlement of the Purchase Price between the Purchaser and such Originator will be effected on each Distribution Date with respect to all Purchases from such Originator within the most recently ended Calculation Period. Although cash settlements shall be effected on each Distribution Date, increases or decreases in the Subordinated Loan owed to each Originator shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.
    (d)     Each contribution of Receivables, Related Security, Collections and Proceeds by Ferguson to Purchaser pursuant to Section 2.01(d) shall be deemed to be a Purchase of such Receivables, Related Security, Collections and Proceeds by Purchaser for all purposes of this Agreement.
    Section 2.03.    Purchase Price Credits. On each Purchase Date, all Deemed Collections with respect to Receivables originated by any Originator shall be credited (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable hereunder to such Originator. If, with respect to any Originator, the aggregate amount of Purchase Price Credits exceeds the Purchase Price of the Receivables to be sold by such Originator on such Purchase Date, then such Originator will pay to the Purchaser the remaining amount of such Purchase Price Credit in cash not later than the next Business Day; provided that if no Termination Event or Potential Termination Event exists, such Originator may deduct the remaining amount of such Purchase Price Credit from any amount owed to it under the applicable Subordinated Note.
    Section 2.04.    Payments and Computations, Etc. All amounts to be paid or deposited by the Purchaser hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account of each Originator designated from time to time by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, interest on the past due amount at the Default Rate until paid in full; provided, however, that such interest shall not at any time exceed the maximum rate permitted by applicable Law. All computations of the Default Rate shall be calculated based on a 365/366 day year.
    Section 2.05.    Letters of Credit. (a) With respect to any Originator, upon its request and in accordance with Section 2.02, and subject to the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Purchaser agrees to cause the applicable LC Bank to issue, on the Purchase Date specified by such Originator, Letters of Credit on behalf of the Purchaser (and, if applicable, on behalf of, or for the account of, such Originator in favor of such beneficiaries as such Originator may elect). The aggregate Stated Amount of the Letters of Credit being issued on any Purchase Date at the request of an Originator shall constitute a credit against the aggregate Purchase Price otherwise payable by the Purchaser on such Purchase Date to such Originator pursuant to Section 2.02. To the extent that the aggregate Stated Amount of the Letters of Credit being issued on any Purchase Date exceeds the aggregate Purchase Price payable by the Purchaser to such Originator on such Purchase Date, such excess shall be deemed to be a reduction in the outstanding principal amount of (and, to the extent necessary, the accrued but unpaid interest on) the applicable Subordinated Note. The aggregate Stated Amount of Letters of Credit to be issued on any Purchase Date cannot exceed the sum of the aggregate Purchase Prices payable on such Purchase Date plus the aggregate outstanding principal amount of and accrued but unpaid interest on the Subordinated Notes on such Purchase Date. In the event that any Letter of Credit issued (i) expires or is cancelled or otherwise terminated with all or any portion of its Stated Amount undrawn or (ii) has its Stated Amount decreased (for a reason other than a drawing having been made thereunder) or that the Purchaser’s Reimbursement Obligation in respect of a Letter of Credit is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to the applicable Originator on the next Purchase Date or, if the Purchaser does not then have cash available therefor, shall be deemed to be added to the outstanding principal amount of the Subordinated Note issued to such Originator. Under no circumstances shall any Originator (and no Affiliate thereof (other than the Purchaser)) have any reimbursement or recourse obligations in respect of any Letter of Credit.
    (b)    In the event that an Originator requests a Letter of Credit hereunder, such Originator shall on a timely basis provide the Purchaser with such information as is necessary for the Purchaser to obtain such Letter of Credit from an LC Bank.
    (c)    Each Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and by an LC Bank’s interpretations of any Letter of Credit issued for the Purchaser and by the LC Bank’s written regulations and customary practices relating to letters of credit. The Purchaser agrees to enforce any rights that it has under the Receivables Purchase Agreement against an LC Bank in the event any Originator suffers any direct damages caused by such LC Bank’s failure to exercise care when honoring drafts under a Letter of Credit.
    (d)    Each Originator appoints the Servicer as its agent (on which appointment the Purchaser, the Facility Agents, the Administrative Agent, the LC Banks and the Purchasers may rely until such Originator provides contrary written notice to all of such Persons) to act on such Originator’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including, identification of the LC Banks to issue the Letters of Credit, requests for the issuance and extension of Letters of Credit and the allocation of the Stated Amounts of Letters of Credit against the Purchase Price owed to particular Originators and against Subordinated Notes issued to particular Originators. In the event that the Servicer requests a Letter of Credit in accordance with the terms hereof and the Receivables Purchase Agreement, the Servicer shall on a timely basis provide the Purchaser with such information as is necessary for the Purchaser to obtain such Letter of Credit from an LC Bank, and shall notify the relevant Originator, the Purchaser and the Administrative Agent of the allocations described in the preceding sentence. Such allocations shall be binding on the Purchaser and each Originator, absent manifest error.
    Section 2.06.    Access to Records. (a) In connection with the transfer of Records hereunder, each Originator hereby agrees that following any replacement of Ferguson as the Servicer, it will promptly grant access to the new Servicer to all data embedded in or created by all software used by such Originator to account for its Receivables.
    (b)    In addition to the requirements of Section 4.03, each Originator (i) shall take such action reasonably requested by the Purchaser or its assignee that may be necessary or desirable to ensure that the Purchaser has an enforceable ownership interest in the Records relating to the Receivables purchased from, or contributed by, such Originator hereunder and (ii) shall use its reasonable efforts to ensure that the Purchaser and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for the Receivables and/or to recreate such Records.
    Section 2.07.    Characterization; Granting Clause. (a) If, notwithstanding the intention of the parties expressed in Section 2.01(c), any sale or contribution by any Originator to the Purchaser of Receivables, Related Security, Collections and Proceeds hereunder shall be characterized as a secured loan and not a sale or contribution, as the case may be, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable Law. For this purpose and without being in derogation of the parties’ intention that each sale and contribution of Receivables, Related Security, Collections and Proceeds hereunder shall constitute a true sale or contribution, respectively, thereof, each Originator hereby grants to the Purchaser a duly perfected security interest in all of such Originator’s right, title and interest in, whether now existing or hereafter arising, in and to (i) (A) the Receivables originated by such Originator, (B) all Related Security with respect thereto, and (C) all Collections, (ii) with respect to all Reassigned Receivables of such Originator, all Collections subsequently received with respect thereto, and (iii) all Proceeds of any of the foregoing, which security interest shall be prior to all other Liens thereon. The Purchaser and its assigns shall have as against each Originator, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable Law, which rights and remedies shall be cumulative. Each Originator hereby authorizes Purchaser (or any of its assigns), as secured party, within the meaning of Section 9-509 of any applicable enactment of the UCC, to file, without further authorization by such Originator, as debtor, the UCC financing statements contemplated hereby. In the event that a court of competent jurisdiction holds that the transactions hereunder are not true sales or contributions, each of the Purchaser and each Originator represents and warrants, as to itself, that, each remittance of Collections by such Originator to the Purchaser hereunder will have been made (i) in payment of a debt incurred by such Originator in the ordinary course of such Originator’s and the Purchaser’s business or financial affairs and (ii) made in the ordinary course of such Originator’s and the Purchaser’s business or financial affairs.

    Section 2.08.    Transfer by Purchaser; Third-Party Beneficiary. (a) The Originators acknowledge and agree that the Purchaser may, pursuant to the Receivables Purchase Agreement, sell and assign undivided interests in the Receivables and assign its rights under this Agreement to the Administrative Agent (for the benefit of the Facility Agents and their Purchase Groups) and (b) the Originators and the Purchaser acknowledge and agree that, by virtue of the transactions contemplated in the Receivables Purchase Agreement, the Administrative Agent (for the benefit of the Facility Agents and their Purchase Groups) shall be an assignee of this Agreement and, following the occurrence and continuance of a Termination Event, shall have the right to enforce directly all rights hereunder of Purchaser and all obligations hereunder of the Originators (but without the assumption of any obligations or liabilities hereunder).
ARTICLE III

CLOSING PROCEDURES; ADDITION OF ORIGINATORS
    Section 3.01.    Conditions to Each Purchase. Each Purchase from an Originator hereunder (including the Purchase on the applicable initial Purchase Date) is subject to the conditions precedent that (i) the Purchaser shall have executed and delivered a Subordinated Note in favor of such Originator and (ii) as of such date of such Purchase, no Purchase Termination Event shall have occurred.
    Section 3.02.    Addition of Originators. Any Subsidiary of Ferguson may become an Originator hereunder with the prior written consent of the Purchaser (and the Administrative Agent and Facility Agents, as assignees of the Purchaser); provided, that such consent shall not be required if the Outstanding Balance of Receivables of such Subsidiary at the time it becomes an Originator hereunder, together with the Outstanding Balance of Receivables at such time of any other Subsidiary of Ferguson that became an Originator hereunder without such consent over the 12 calendar month period ending immediately prior to such date is less than 5.0% of the average Outstanding Balance of all Receivables (other than Excluded Receivables) on the last day of each calendar month during such 12-calendar month period. Each Subsidiary of Ferguson that is proposed to be added as an Originator shall give to the Purchaser (and the Administrative Agent and Facility Agents, as assignees of the Purchaser) prior written notice of its desire to be added as an Originator hereunder. Once the notice has been given, any addition of a Subsidiary of Ferguson as an Originator pursuant to this section shall become effective on the first Business Day following the date on which (i) such Subsidiary and the parties hereto shall have executed a Joinder Agreement and such other agreements, instruments and other documents (including, without limitation, opinions of counsel, lien searches, financing statements, Blocked Account Agreements and a Subordinated Note in favor of the new Originator) and the amendments or other modifications to the Transaction Documents, in form and substance satisfactory to the Purchaser (and the Administrative Agent and Facility Agents, as assignees of the Purchaser), that the Purchaser (and the Administrative Agent and Facility Agents, as assignees of the Purchaser) determines necessary or appropriate to effect the addition; and (ii) the Parent confirms in writing that the obligations of such new Originator are guaranteed by the Parent under the Parent Undertaking. Upon such effectiveness, Schedule I to this Agreement shall be deemed amended to include such added Originator and any reference to “Originator” in this Agreement or any other Transaction Document shall refer to each existing Originator and each Subsidiary of Ferguson added as an Originator pursuant to this Section 3.02.
    Section 3.03.    Removal of Originators; Reconveyance of Certain Receivables. (a) In the event that any Receivables and Related Security were originated by an Originator or by a business group of any Originator, in each case, that is being sold or otherwise transferred to a third-party purchaser that is not an Affiliate of Parent (in any case, a “Sold Business”), and, at the request of such third-party purchaser, the Receivables and Related Security related to such Sold Business are to be included in such transfer, such Originator shall provide the Purchaser (and the Administrative Agent and Facility Agents as assignees of the Purchaser) notice of such sale or transfer not less than ten (10) Business Days before the date of the proposed sale or transfer and the resulting request for release and reconveyance of Receivables and Related Security. Such notice shall specify (i) if applicable, the business group being sold or transferred and (ii) the proposed date of such sale or transfer and reconveyance.
    (b)    On the sale or transfer date, the Purchaser shall, at the request of such Originator acting at the sole direction of such third-party purchaser, release and reconvey all of its right, title and interest in such Receivables and Related Security (other than any Collections or proceeds received in connection with such sale, assignment or transfer or received prior to the date thereof) (collectively, the “Transferred Assets”) to such Originator (or its designee) acting on behalf of such third-party purchaser, with such third-party purchaser being obligated to purchase such Transferred Assets, or to the applicable third-party purchaser, free and clear of any Lien created hereby, by executing a release and reconveyance agreement in a form agreed to by such Originator at the time of such release and reconveyance and delivering a copy of such executed release and reconveyance to the Administrative Agent, so long as (i) at the time of any such release and reconveyance, the then Outstanding Balance of any such Transferred Assets, together with the Outstanding Balance of any other Transferred Assets released and reconveyed pursuant to this Section 3.03 during the 12 calendar month period ending immediately prior to the date such Transferred Assets are transferred, plus the aggregate Outstanding Balance of Designated Excluded Receivables designated pursuant to Section 11.23 of the Receivables Purchase Agreement during such period (which Outstanding Balance is determined as to any Designated Type on its first respective Exclusion Date), shall not exceed 10.0% of the average aggregate Outstanding Balance of all Receivables (other than Excluded Receivables) on the last day of each calendar month during such 12-calendar month period, (ii) no Termination Event or Potential Termination Event has occurred or will result from such release and reconveyance after the application of all Collections with respect thereto hereunder, and (iii) after giving effect to such release and reconveyance and the application of all Collections with respect thereto under the Transaction Documents the Percentage Interest will not be greater than 100%. Any proceeds of any such release and reconveyance shall be treated as Collections hereunder.
    (c)    From and after the date any such Originator is terminated pursuant to this Section 3.03, such Originator shall have no further obligations hereunder or under any other Transaction Document, other than with respect to Collections or Deemed Collections on Receivables previously sold by it to the Purchaser and, in respect of Indemnified Amounts arising out of events occurring or circumstances existing prior to such termination, any obligation under Section 8.01.
ARTICLE IV

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE RECEIVABLES
    Section 4.01.    Rights of the Purchaser. Each Originator hereby authorizes the Purchaser and the Servicer (if other than such Originator) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables originated by such Originator, including, without limitation, endorsing such Originator’s name on checks and other instruments representing Collections and enforcing such Receivables, the invoices and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.
    Section 4.02.    Responsibility of each Originator. Anything herein to the contrary notwithstanding, each Originator hereby agrees that:
    (a)    Servicing. Ferguson, in its capacity as Servicer, shall be responsible for the servicing, administration and collection of the Receivables, all on the terms set out in the Receivables Purchase Agreement. Each Originator shall be responsible for sub-servicing the Receivables originated by it.
    (b)    Power of Attorney. It hereby grants to the Servicer (if other than such Originator) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of such Originator all steps which are necessary or advisable to endorse, negotiate, enforce, or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by such Originator in connection with any Receivable originated by it or under the Related Security (including the Records).
    (c)    Performance under Contracts. It will perform all of its obligations under the Contracts generated by it to the same extent as if the Receivables had not been sold or contributed, as applicable, hereunder and the exercise by the Purchaser, the Servicer, the Administrative Agent, any of the Facility Agents of their respective rights hereunder or under the Receivables Purchase Agreement shall not relieve such Originator from such obligations.
    Section 4.03.    Further Action Evidencing Purchases. (a) Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser (or its assigns) may reasonably request in order to perfect, protect or more fully evidence the Purchaser’s ownership of the Receivables generated by such Originator (and the Related Security and Collections) purchased by the Purchaser hereunder, or to enable the Purchaser to exercise or enforce any of its rights hereunder or under any other Transaction Document.
    (b)    Each Originator hereby authorizes the Purchaser or the Administrative Agent (as Purchaser’s assignee) to file one or more financing or continuation statements, and amendments thereto and assignment thereof, relative to all or any of the Receivables (and the Related Security and Collections) now existing or hereafter sold or contributed by such Originator. If any Originator fails to perform any of its agreements or obligations under this Agreement, the Purchaser (or its assigns) may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Purchaser or its designee incurred in connection therewith shall be payable by such Originator as provided in Article VIII.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
    Section 5.01.    General Representations and Warranties of the Originators. Each Originator hereby represents and warrants to the Purchaser as to itself on and as of the date hereof and on and as of each Purchase Date that:
    (a)    Corporate Existence, Power and Authority, Etc. It is duly organized, validly existing and in good standing in its jurisdiction of organization; it is duly qualified to do business in each jurisdiction where the conduct of its business so requires and except where failure to be so qualified would not be reasonably expected to have a Material Adverse Effect; it has power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby; each of this Agreement and each of the other Transaction Documents to which it is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to usual and customary bankruptcy and equitable principles exceptions); it has all necessary authorizations and approvals to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party, except where failure to obtain any such authorization or approval would not reasonably be expected to result in a Material Adverse Effect; no notices to, or filings with, any Governmental Authority or regulatory body are required for the due execution, delivery or performance by it of this Agreement or any of the other Transaction Documents to which it is a party, except for the filing of financing statements referred to therein and except where the failure to provide any such notice or make any such filing would not reasonably be expected to result in a Material Adverse Effect;
    (b)    Eligible Receivables. All Receivables generated by such Originator and represented to be Eligible Receivables are Eligible Receivables at such time;
    (c)    Accuracy of Information. The written reports, financial statements, certificates and other written information furnished by it or on its behalf in connection with the negotiation of this Agreement and the other Transaction Documents or delivered in connection therewith (as modified or supplemented by other written information when so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
    (d)    Good Title. Each Receivable sold by such Originator under this Agreement is owned by it free and clear of any lien or adverse claim (except as provided herein and Permitted Liens);
    (e)    Ownership/Security Interest. It has taken or caused to be taken all actions, including necessary filings, to evidence the Purchaser’s first priority ownership or security interest in all Receivables (whether existing or thereafter arising) sold by it;
    (f)    Changes to Credit and Collection Policy. It has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated by it and the related Contract. It has not made any change in the Credit and Collection Policy that would (i) impair the collectability of any Receivables in any material respect or (ii) otherwise be reasonably likely to have a Material Adverse Effect;
    (g)    Collections. All of its Obligors have been directed to remit their Collections to Lockboxes, Blocked Accounts, or Local Accounts, as applicable, listed on Schedule III hereto, except for those Obligors who pay by credit card or who, in the normal course of such Originator’s business and consistent with such Originator’s past practices, pay directly to such Originator;
    (h)    Payments from the Purchaser. The Purchase Price payable by Purchaser hereunder in connection with each sale by such Originator of Receivables hereunder represents a reasonable arms-length price for the Receivables sold by such Originator and constitutes reasonably equivalent value for the Receivables so sold. No sale of Receivables by such Originator hereunder was made for or on account of an antecedent debt owed by such Originator to the Purchaser or is or may be voidable as a fraudulent transfer under Section 548 of the Federal Bankruptcy Code or a voidable preference under Section 547 of the Federal Bankruptcy Code;
    (i)    Taxes.     It has filed or caused to be filed all material United States federal, state and local income tax returns and all other material tax returns on or before the applicable due date (as such due date may have been timely extended), and has paid or caused to be paid all taxes due pursuant to such returns or pursuant to any assessment received by it (other than those which are currently being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books);

    (j)    ERISA.     Such Originator and each of its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, except as any noncompliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event (as defined in Section 4043 of ERISA or the regulations thereunder) has occurred with respect to any Plan nor has any prohibited transaction under Section 406 of ERISA occurred with respect to any “Employee Benefit Plan” (as that term is defined in Section 3(3) of ERISA), of such Originator or any of its ERISA Affiliates which, in either case, could reasonably be expected to result in a Material Adverse Effect. No prohibited transaction under Section 406 of ERISA which could be expected to result in a Material Adverse Effect has occurred with respect to such Originator or any of its ERISA Affiliates or will occur on any Purchase Date. No ERISA Event has occurred, is occurring, or is reasonably likely to occur which is reasonably likely to result in a Material Adverse Effect;
    (k)    Investment Company Act. It is not and is not required to be registered as an “investment company” or a company “Controlled” by an “investment company,” each as defined in the Investment Company Act of 1940, as amended;
    (l)    Use of Proceeds. It has not taken and will not take any action which would cause the use of the proceeds of the Purchases to violate the provisions of Regulation U of the Board of Governors of the Federal Reserve System; and
    (m)    Foreign Assets Control, Etc.
    (i)    Neither it nor any of its Subsidiaries (A) is, or is controlled by, a Designated Person; (B) has received funds or other property from a Designated Person; or (C) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. None of the Originators nor any of their respective Subsidiaries engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. Each Originator and each Subsidiary thereof is in compliance, in all material respects, with the Patriot Act. Each Originator and each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that no Person who owns any direct or indirect interest in any Originator or any Subsidiary thereof is a Designated Person, and funds invested directly or indirectly in any Ferguson Party and each Subsidiary thereof are derived from legal sources.
    (ii)    No portion of the proceeds of any Purchase made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
ARTICLE VI

COVENANTS
    Section 6.01.    Affirmative Covenants of the Originators. Until the termination of this Agreement, each Originator covenants to the Purchaser as follows:
    (a)    General:
    (i)    Compliance with Laws, Etc. It will comply, and cause each of its Subsidiaries to comply, with all applicable Laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and consumer protection laws) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
    (ii)    Offices, Records, and Books of Account. It will keep its jurisdiction of organization and the office where it keeps its records concerning the Receivables originated by it at the address set forth under its name on the signature pages to this Agreement (or Joinder Agreement, as applicable) or upon 30 days’ prior written notice to the Purchaser (or its assignee), at any other locations in jurisdictions where all actions reasonably requested by the Purchaser (or its assignee) to protect and perfect the interest in the Receivables have been taken and completed. It also will maintain and implement administrative and operating procedures (including, without limitation, the ability to recreate records evidencing Receivables originated by it and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables originated by it (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). It will mark its data processing records and other books and records to indicate which Receivables it has sold or contributed to the Purchaser under this Agreement;

    (iii)    Taxes. It will file all material tax returns and reports required by Law to be filed by it and will promptly pay all taxes and governmental charges at any time owing, except when failure to pay would not reasonably be expected to have a Material Adverse Effect or such as are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established. It will pay when due any sales, use or property taxes payable in connection with the origination or ownership of the Receivables originated by it, except for taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books;
    (iv)    Performance and Compliance with Credit and Collection Policy. It will, as applicable and at its own expense, timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable originated by it and the related Contracts;
    (v)    Deposits to Lockboxes or Accounts. It will instruct all Obligors to remit all their payments in respect of Receivables to a Lockbox, a Blocked Account or a Local Account (either by check, wire transfer or electronic funds transfer to a Depositary Bank), except for those Obligors who pay by credit card or who, in the normal course of such Originator’s business and consistent with such Originator’s past practices, pay directly to such Originator. If it receives any Collections directly, it will promptly (and in any event within two Business Days) cause such Collections to be deposited into the Concentration Account. It will not direct any funds to be deposited into any Blocked Account other than Collections of Receivables; provided, however, that it may direct or allow (i) Collections of Acquisition Receivables being prepared for reporting on an Approved Data Reporting System in accordance with Section 11.21 of the Receivables Purchase Agreement until the applicable Inclusion Date for such Acquisition Receivables (after which Inclusion Date, the following limit will no longer apply) to be so deposited in an aggregate amount not in excess of $15,000,000 (as determined on the last day of each Calculation Period and reported in the related Monthly Report) and (ii) credit card and other processing fees to be deposited by Payment Processors pursuant to Payment Processor Agreements;
    (vi)    Transfers from Local Accounts. It will direct the Depositary Banks holding the Local Accounts to transfer Collections, within two (2) Business Days of deposit therein, received in such Local Accounts to a Blocked Account; and
    (vii)    Other Information. It will cause to be provided to the Purchaser (or its assignee) such other information in respect of the Receivables or its condition or operations, financial or otherwise, as the Purchaser (or its assignee) may from time to time reasonably request.
    (b)    Reporting.    Ferguson shall provide to the Purchaser and the Administrative Agent (as Purchaser’s assignee) such information regarding its and its Subsidiaries’ operations, business affairs and financial condition, or compliance with the terms of this Agreement or any other Transaction Document, as may be reasonably requested by the Purchaser or the Administrative Agent (as Purchaser’s assignee).
    (c)    Notice of Termination. It will cause to be provided to the Purchaser and the Administrative Agent (as Purchaser’s assignee) promptly and in any event within five Business Days after obtaining knowledge of the occurrence of a Termination Event or Potential Termination Event notice thereof, together with a statement of its financial officer setting forth details of such Termination Event or Potential Termination Event.
    Section 6.02.    Negative Covenants of the Originators. Except as otherwise specified below, until the termination of this Agreement, each Originator covenants and agrees as follows:
    (a)    Sales, Liens, Etc. It will not sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any adverse claim (except for the interest in favor of the Purchaser created pursuant to this Agreement, the interest in favor of the Administrative Agent (for the benefit of the Purchase Groups (as defined in the Receivables Purchase Agreement)) created pursuant to the Receivables Purchase Agreement and Permitted Liens) upon or with respect to, any Receivable, Related Security, related Contract or Collections, or upon or with respect to any Account, or assign any right to receive income in respect thereof;
    (b)    Change in Payment Instructions to Obligors. It will not add or terminate any bank as a Depositary Bank from those listed on Schedule III hereto, or make any change in its instructions to Obligors regarding payments to be made in respect of the Receivables or payments to be made to any Depositary Bank, unless the Purchaser and the Administrative Agent (as assignee of Purchaser) will have received notice of such addition, termination or change (including an updated schedule) and a fully executed Blocked Account Agreement in form and substance satisfactory to the Administrative Agent with respect to each new Lockbox Account or other Blocked Account;

    (c)    Change in Name or Jurisdiction of Organization, Etc. It will not change its name, identity or organizational structure unless the Purchaser and the Administrative Agent (as Purchaser’s assignee) shall have received at least thirty (30) days’ advance written notice of such change and all action by such Originator, necessary or appropriate to perfect or maintain the perfection of the Purchaser’s ownership or security interest in the Receivables originated by it, the Related Security and the Collections (including, without limitation, the filing of all financing statements and the taking of such other action as the Purchaser or the Administrative Agent (as Purchaser’s assignee) may request in connection with such change or relocation) will have been duly taken;
    (d)    Treatment as Sales. It will not account for or treat (whether in financial statements or otherwise) the transactions contemplated by this Agreement in any manner other than as the sale and/or absolute conveyance of Receivables to the Purchaser (it being understood that the Purchaser is consolidated with Ferguson and the Parent under GAAP). It (or Parent) shall treat the transactions under this Agreement, for U.S. federal income tax purposes, as indebtedness secured by the Receivables and shall take no position inconsistent therewith; and
    (e)    Merger. It will not consolidate or merge with or into any other Person other than the Parent, Ferguson or any other Originator, and, if the Parent is the surviving entity, only if the Parent assumes the obligations of such Originator hereunder.
    Section 6.03.    Separateness Covenants. Until the termination of this Agreement, each Originator covenants and agrees that it will take such actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinions issued by Mayer Brown LLP, as counsel for Purchaser, in connection with the Facility on the Original Closing Date and on the A&R Effective Date and relating to substantive consolidation issues, and in the certificates accompanying such opinions, remain true and correct in all material respects at all times.
ARTICLE VII

PURCHASE TERMINATION EVENTS
    Section 7.01.    Purchase Termination Events. The occurrence of the Termination Date under the Receivables Purchase Agreement shall constitute a “Purchase Termination Event” hereunder.
    Section 7.02.    Consequences of a Purchase Termination Event. (a) Upon the occurrence of a Purchase Termination Event, there shall be no further sales or contributions of Receivables under this Agreement; provided, however, that the termination of this Agreement shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any indemnification obligations.
    (b)    Upon the occurrence and continuance of a Purchase Termination Event, the Purchaser shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable Laws, which rights shall be cumulative.
ARTICLE VIII

INDEMNIFICATION; EXPENSES
    Section 8.01.    Indemnity. (a) Each Originator shall indemnify the Purchaser and its assigns, officers, directors and employees (each, an “Indemnified Party”) against all liabilities, claims, damages, costs, expenses, or losses (“Losses”) arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Purchaser of the Receivables, excluding, however, (i) Losses to the extent resulting from the gross negligence or willful misconduct of the Indemnified Party or from the Indemnified Party’s breach of this Agreement or any other Transaction Document or (ii) recourse (except as expressly provided in this Agreement) for uncollectable Receivables.
Without limiting the foregoing, each Originator shall indemnify the Indemnified Parties for all Losses resulting from:
    (i)    False or incorrect representations, warranties or certifications of such Originator in this Agreement or any report or document delivered by such Originator to the Purchaser pursuant to this Agreement;
    (ii)    Failure by such Originator to comply with applicable Law, rules or regulations related to the Receivables;
    (iii)    Failure to vest in the Purchaser a first priority perfected ownership or security interest in the Receivables originated by such Originator;

    (iv)    Failure to file, or delay in filing, any financing statements or similar instruments or documents under the UCC of any applicable jurisdiction or other applicable Laws with respect to the Receivables originated by such Originator, the Related Security or the Collections;
    (v)    Any dispute, claim or defense of an Obligor to the payment of any Receivable originated by such Originator including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid or binding obligation of such Obligor, or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable or any Contract related thereto, or any adjustment, cash discount, rebate, return of product or cancellation with respect to such Receivable (provided that this clause (v) shall not be applied to provide credit recourse in respect of the portion of the Outstanding Balance of any Receivable which has been discharged in bankruptcy);
    (vi)    Failure by such Originator to perform any of its duties or other obligations, or to comply with any of its covenants, under this Agreement;
    (vii)    Any products liability, environmental or other claim by an Obligor or other third party arising out of the goods or services which are the subject of any Receivable;
    (viii)    Any third-party investigation, litigation or proceeding (actual or threatened) related to this Agreement or the transactions contemplated hereby or thereby, or the use of proceeds of Purchases under this Agreement or in respect of any Receivable;
    (ix)    Commingling of Collections with any other funds of such Originator or any of its Affiliates or Subsidiaries or any set-off against Collections by any credit card servicers;
    (x)    Third party claims arising from such Originator’s administration of the Receivables;
    (xi)    The sale of any Receivable in violation of applicable Law;
    (xii)    Any setoff by any Obligor;
    (xiii)    Any Letter of Credit issued at the request of an Originator (other than costs associated with the issuance of such Letter of Credit or reimbursement obligations with respect to draws made thereunder) or the use of the proceeds thereof by the applicable beneficiary or any affiliate, agent, employee or assignee thereof;
    (xiv)    The failure of such Originator to pay when due any sales, excise, motor fuel, business and occupation, property or other similar taxes payable in connection with the Receivables;
    (xv)    Any dispute, suit or claim arising out of any provision in any Contract restricting or prohibiting sale and assignment of the related Receivables;
    (xvi)    Overstatement of the balance of any Receivable of such Originator due to provisions in the related Contract relating to retainage, data assumptions cash on delivery sales, or bill and hold sales or other similar provisions of comparable effect; and
    (xvii)    Taxes, other than Excluded Taxes (as defined in the Receivables Purchase Agreement except modified by replacing the term “Indemnified Party” in each relevant place with “Purchaser and its assigns”), imposed on the Purchaser on account of payments made by or on account of its entering into this Agreement, and Other Taxes (as defined in the Receivables Purchase Agreement except modified by replacing the term “Transaction Document” with “this Purchase and Contribution Agreement”).
    (b)    Promptly upon receipt by any Indemnified Party under this Section 8.01 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against an Originator hereunder, notify such Originator in writing of the commencement thereof. Any notice claiming compensation under this Section shall set forth in reasonable detail the amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. Such Originator may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of such Originator and the Indemnified Party. The approval of such Originator and the Indemnified Party will not be unreasonably withheld or delayed. After notice from such Originator to the Indemnified Party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Purchaser (and its assignee), and so long as such Originator so assumes the defense thereof in a manner reasonably satisfactory to the Purchaser (and its assignee), such Originator shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of such Originator and the Indemnified Party, in which case the Indemnified Party(ies) shall have the right to employ one counsel to so represent it (them).
    (c)    Each Originator against which an indemnification claim is made will promptly pay to each Indemnified Party such indemnity amount as shall be specified to such Originator in a certificate of the Indemnified Party setting forth the calculations of such amount, together with the basis therefor.
    (d)    Each Indemnified Party, on behalf of itself, its assigns, officers, directors and employees, shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.
    Section 8.02.    Expenses. The Originators, jointly and severally, are obligated to pay or cause to be paid, to the Purchaser (a) all reasonable out-of-pocket expenses (excluding salaries and overhead costs) incurred by or on behalf of the Purchaser in connection with the negotiation, execution, delivery and preparation of this Agreement and (b) all reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel for the Purchaser) from time to time (i) relating to any requested amendments, waivers or consents hereunder, or (ii) arising in connection with the Purchaser’s enforcement or preservation of its rights (including, without limitation, the perfection and protection of the Purchaser’s ownership of the Receivables) hereunder.
ARTICLE IX

MISCELLANEOUS
    Section 9.01.    Amendments and Waivers. The provisions of this Agreement may from time to time be amended, restated, otherwise modified or waived, if such amendment, modification or waiver is in writing and consented to by the Originators, the Purchaser and the Administrative Agent. No failure or delay on the part of the Purchaser (or its assigns) in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.
    Section 9.02.    Binding Effect; Assignments. This Agreement shall be binding upon and inure to the benefit of the Originators, the Purchaser and their respective successors and permitted assigns. Except as a result of a merger or consolidation permitted by Section 6.02(e), no Originator may assign its rights hereunder or any interest herein without the prior written consent of the Purchaser, the Administrative Agent and the Required Facility Agents. Until the Facility Termination, the Purchaser may not assign its rights hereunder or any interest herein except to the Administrative Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Facility Termination. The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article VIII and the provisions of Sections 9.05 and 9.06 shall be continuing and shall survive any termination of this Agreement.
    Section 9.03.    No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the parties hereto (or, in the case of the Purchaser, its assigns) in exercising any right, power or privilege under this Agreement shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the parties hereto (and, in the case of the Purchaser, its assigns) under this Agreement are cumulative and not exclusive of any rights or remedies which such Person would otherwise have.
    Section 9.04.    No Discharge. The respective obligations of the Originators and the Purchaser under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or any other Transaction Documents or applicable Law.
    Section 9.05.    No Petition. Each Originator agrees not, prior to the date which is one (1) year and one (1) day after the Facility Termination, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause the Purchaser to invoke, the process of any Official Body for the purpose of (a) commencing or sustaining a case against the Purchaser under any federal or state bankruptcy, insolvency or similar Law (including the Federal Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for the Purchaser or any substantial part of the property of the Purchaser, or (c) ordering the winding up or liquidation of the affairs of the Purchaser.
    Section 9.06.    No Recourse. The obligations of the Purchaser payable in cash under this Agreement shall be payable solely out of the Available Funds and shall be solely the limited liability company obligations of the Purchaser.

    Section 9.07.    Holidays. Except as may be otherwise provided in this Agreement, if any payment due hereunder shall be due on a day which is not a Business Day, such payment shall instead be due on the next Business Day.
    Section 9.08.    Notices. (a) All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement shall be in writing (including electronic communication) unless otherwise expressly permitted hereunder and shall be sent by first-class mail, first-class express mail, electronic mail or courier, in all cases with charges prepaid. All notices shall be sent to the applicable party at the notice addresses appearing on the signature pages hereof (or such other address as such party may give by notice to the other).
    (b)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient.
    Section 9.09.    Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
    Section 9.10.    Prior Understandings. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.
    Section 9.11.    Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO CHOICE OF LAWS PRINCIPLES THEREOF). Each party hereto hereby submits to the nonexclusive jurisdiction of the federal courts for the Southern District of New York for the purpose of adjudicating any claim or controversy arising in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and for such purpose, to the extent they may lawfully do so, waive any objection which each may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect hereto or thereto.
    Section 9.12.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
    Section 9.13.    Amendment and Restatement. Each of the parties hereto agrees that on the A&R Effective Date, the Existing PCA shall be amended, superseded and restated in its entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation of the Existing PCA.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized signatories, have executed and delivered this Agreement as of the date first above written.

FERGUSON RECEIVABLES, LLC, as Purchaser

By:	/s/ Brenda L. Crowder
Name: Brenda L. Crowder
Title: Treasurer

Address for Notices:

751 Lakefront Commons
Newport News, VA 23606
Attention: Brenda L. Crowder
Telephone: [_]
E-mail: [_]
[_]

[Signature Page to Amended and Restated Purchase and Contribution Agreement]

FERGUSON ENTERPRISES, LLC, as an Originator

By:	/s/ Brenda L. Crowder
Name: Brenda L. Crowder
Title: Assistant Treasurer

Address for Notices:

751 Lakefront Commons
Newport News, VA 23606
Attention: Brenda L. Crowder
Telephone: [_]
E-mail: [_]
[_]
[Signature Page to Amended and Restated Purchase and Contribution Agreement]

ENERGY & PROCESS CORPORATION, as an Originator

By:	/s/ Brenda L. Crowder
Name: Brenda L. Crowder
Title: Assistant Treasurer

Address for Notices:

751 Lakefront Commons
Newport News, VA 23606
Attention: Brenda L. Crowder
Telephone: [_]
E-mail: [_]
[_]

[Signature Page to Amended and Restated Purchase and Contribution Agreement]

FERGUSON FIRE & FABRICATION, INC., as an Originator

By:	/s/ Brenda L. Crowder
Name: Brenda L. Crowder
Title: Assistant Treasurer

Address for Notices:

751 Lakefront Commons
Newport News, VA 23606
Attention: Brenda L. Crowder
Telephone: [_]
E-mail: [_]
[_]

[Signature Page to Amended and Restated Purchase and Contribution Agreement]

FERGUSON FIRE DESIGN, LLC, as an Originator

By:	/s/ Brenda L. Crowder
Name: Brenda L. Crowder
Title: Assistant Treasurer

Address for Notices:

751 Lakefront Commons
Newport News, VA 23606
Attention: Brenda L. Crowder
Telephone: [_]
E-mail: [_]
[_]

[Signature Page to Amended and Restated Purchase and Contribution Agreement]